Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 10, 2016, relating to the consolidated financial statements of TransMontaigne Partners, L.P. and subsidiaries and our report dated March 10, 2016 relating to the effectiveness of TransMontaigne Partners, L.P.’s and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of TransMontaigne Partners, L.P. for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Denver, Colorado

September 2, 2016